UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 26, 2009

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina		28269
(Address of Principal Executive Offices)		(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)            Amendment of Compensation Plan.  On March 26, 2009, the Board of Directors of Polymer Group, Inc. (the “Company”), approved an amendment to the Company’s Short-Term Incentive Compensation Plan (the “Plan”).  The Plan, as amended, provides for grants of performance-based cash awards; provided, the Compensation Committee of the Board of Directors may offer participants the opportunity to voluntarily accept alternative forms of payment, including without limitation equity-based awards under the Company’s 2008 Long-Term Stock Incentive Plan or such other equity compensation plans of the Company specified by the Compensation Committee.  Except as otherwise determined by the Company’s Board of Directors in its discretion, the Compensation Committee administers the Plan. Employees of the Company and its subsidiaries are eligible to participate in the Plan.  Additionally, employees without pre-approved targets may participate in the Plan at the discretion of the Compensation Committee and/or Chief Executive Officer based on management’s recommendations.  The purpose of the Plan is to provide these individuals with incentives to maximize corporate performance and stockholder value and contribute to the success of the Company.  The Plan also enables the Company to attract and retain employees who are expected to exert a positive impact on the Company’s financial results.  The Plan allows the Compensation Committee to establish annual performance targets that the business units within the Company are required to meet in order for awards to be paid to participants.  The annual performance targets for fiscal 2008 were based primarily upon financial measures, specifically, Company-defined EBITDA and working capital management, and a non-financial measure related to safety.  A portion of the award may also be based on personal performance.  Actual awards can range from zero to a maximum of 200% of the targeted award.  Unless earlier terminated, the Plan, which was originally approved by stockholders in 2005, will continue in effect until the date of the Company’s 2015 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: April 1, 2009	By:	/s/ Daniel L. Rikard
Daniel L. Rikard
Vice President, General Counsel and Secretary